EXHIBIT 99.2

--	Cash and cash equivalents at September 30, 2004 were $347.0 million (including $8.4 million restricted).
--	Working capital at September 30, 2004 was $247.7 million.
--	Aircraft purchase deposits at September 30, 2004 were $69.2 million.
--	Long-term debt at September 30, 2004 was $307.2 million.
--	Stockholders' equity at September 30, 2004 was $321 million.

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We estimate the impact of the four hurricanes was the equivalent of six days without flying to the Florida market resulting in approximately $8 million in cancellations and approximately $6 million to $8 million in lost bookings. We continued to experience some adverse impact on revenues in October 2004 due to the prior hurricanes. Our booking levels for November 2004 have improved.

--	Q4 2004 trends: - Capacity growth of 20%-25% versus Q4 2003; - Non-fuel unit costs improving in the range of 3%-5% versus Q4 2003.

--	73% of Q4 2004 expected fuel consumption is hedged at $1.11 per gallon raw product ($1.25 per gallon all-in).
--	28% of Q1 2005 expected fuel consumption is hedged at 95.7 cents per gallon raw product.
--	10% of Q2 2005 expected fuel consumption is hedged at 80.0 cents per gallon raw product.
--	8%-9% of Q3-Q4 2005 expected fuel consumption is hedged at $1.40 per gallon raw product.
--	We project that our all-in price per gallon of fuel including the benefits of hedging will be in the range of $1.30 - $1.40 for the remainder of 2004.

--	We estimate capital expenditures for Q4 2004 will be approximately $5.0 million:

--	Corporate income tax rate for full year 2004 is projected in the range of 39%-40%.